Exhibit 10.1

ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTEREST

(PROJECT HOLLYWOOD LLC) AND WAIVER

THIS ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTEREST AND WAIVER (“Assignment”) is made as of August 28, 2012, by HOLLYWOOD MEDIA CORP., a Florida corporation (“Assignor”), in favor of BASELINE HOLDINGS LLC, a Delaware limited liability company (“Assignee”).

RECITALS:

A.           PROJECT HOLLYWOOD LLC, a Delaware limited liability company (the “Company”) is a limited liability company formed and existing under the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq. Pursuant to the Amended and Restated Limited Liability Company Agreement of the Company dated as of December 1, 2011 (the “Company LLC Agreement”), Assignor is the owner of a membership interest in the Company and, as a “Class A Member” of the Company, holds 125 “Class A Units” of membership interest, each as defined in the Company LLC Agreement.

B.           Assignor desires to assign to Assignee 100% of Assignor's membership interest in the Company, including without limitation (i) all capital of Assignor in the Company, (ii) all rights of Assignor to distributions and other payments under the Company LLC Agreement, and (iii) all rights, powers and privileges of Assignor as holder of the above-referenced Class A Units and otherwise under the Company LLC Agreement (collectively, the “Membership Interest”).

NOW, THEREFORE, in consideration of the foregoing premises, of the mutual covenants set forth in this Assignment, and of other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Assignor and Assignee agree as follows:

1. Assignment of Interest.

1.1           The Assignor owns, beneficially and of record, the Membership Interest free and clear of any lien or encumbrance (other than any lien or encumbrance imposed by the Company LLC Agreement). The Assignor has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder. The Assignor has duly executed and delivered this Agreement, which constitutes a valid and legally binding obligation of the Assignor, enforceable in accordance with its terms and conditions

1.2           For consideration consisting of One Million Eight Hundred Thousand Dollars ($1,800,000), payable as set forth on Schedule A (the “Purchase Price”), the receipt and sufficiency of which is hereby acknowledged, Assignor hereby absolutely and unconditionally assigns, transfers, conveys and delivers all of Assignor’s Membership Interest to Assignee, free and clear of any lien or encumbrance effective on August 28, 2012. Assignee hereby accepts the foregoing assignment of the Membership Interest and hereby assumes and agrees to be bound by all of the obligations and liabilities of Assignor with respect to the Membership Interest that arise out of or relate to events occurring on or after the date hereof.

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2. Withdrawal and Admission. By reason of the assignment of the Membership Interest effected pursuant to Section 1 above, (i) Assignee is hereby entitled to exercise all rights, powers and privileges and is hereby obligated to perform all of the duties and obligations which may hereinafter exist with respect to the Membership Interest and (ii) Assignor hereby fully and completely withdraws as a Member of the Company and Assignor shall not have any further rights, powers, privileges, duties and/or obligations with respect to the Membership Interest or any interest whatsoever in the Company or the business of the Company. The Company shall not dissolve as a result of the foregoing withdrawal (or any other event described in this Assignment); on the contrary, the business of the Company shall continue without any break or interruption in continuity. Assignor, Assignee and the Company hereby waive any right under the Company LLC Agreement to advance notice of the purchase of the Membership Interest as described herein or to participate in such purchase except as described herein, and the Company hereby consents to the purchase of the Membership Interest as described herein.

3. Release and Waiver

3.1           The Assignor hereby acknowledges and agrees that the Purchase Price constitutes the entire and full amount to which such Assignor is entitled in respect of its Membership Interest pursuant to the terms of this Agreement or otherwise. The Assignor hereby waives any claim or right that it may have to receive any amount greater than or in addition to the Purchase Price, whether pursuant to the Company LLC Agreement or otherwise.

3.2           For and in consideration of the Purchase Price and other valuable consideration, the Assignor, on behalf of itself, and its successors and assigns, and all persons claiming by, or through it, jointly and severally (the “Related Persons”), hereby unconditionally, irrevocably and forever: (i) waives any claims that it or any Related Person has or may have in the future against the Assignee, the Company and their respective Affiliates, directors, officers, members, managers, shareholders, successors, predecessors, assigns, principals, employees, agents, attorneys and representatives (collectively, the “Released Parties”) with respect to any matter relating to or arising out of any matter related to Assignor’s interest in the Company and/or status as a member of the Company; and (ii) releases, discharges and agrees to indemnify and hold harmless the Released Parties from any and all claims, demands, proceedings, agreements (express or implied) obligations, liabilities and causes of action whatsoever, whether known or unknown, whether arising under common law, in equity or under statute, which the Assignor or any Related Persons now has, has ever had or may hereafter have against the Released Parties relating to or arising out of any matter related to Assignor’s interest in the Company and/or status as a member of the Company

3.3           The Assignor hereby agrees that this Agreement shall be binding on the Assignor, all Related Persons, and all persons claiming any right, benefit, or interest with respect to the Assignor’s Membership Interest and shall inure to the benefit of the Released Parties and their successors and assigns.

4.            Miscellaneous.

4.1 The obligations of the parties hereto shall be continuing, absolute and unconditional and shall remain in full force and effect.

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4.2 Promptly upon request of any other party, each party hereto shall each execute and deliver such further assurances and take such further actions as may be reasonably required or appropriate to perfect the assignment and assumption of the Membership Interest and otherwise carry out the intent and purpose of this Assignment.

4.3 This Assignment shall be binding upon and inure to the benefit of Assignor, Assignee and their respective successors and assigns.

4.4 Any controversy or claim arising out of or relating to this Assignment, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, or any successor thereof, and judgment upon the award rendered by the Arbitrators may be entered in any Court having jurisdiction thereof. Venue of the arbitration shall in Palm Beach County, Florida. Any controversy or claim shall be submitted to three arbitrators selected from the panels of the Arbitrators of the American Arbitration Association. Each party shall bear the costs of its own counsel and presentation of evidence, and each party shall share equally the cost of such arbitration proceeding. Any award made hereunder may be docketed in a court of competent jurisdiction in Palm Beach County, Florida, and all parties hereby consent to the personal jurisdiction of such court for purposes of the enforcement of the arbitration award.

4.5 This Assignment may be executed in any number of counterparts which, when taken together, shall constitute a single binding instrument. Execution and delivery of this Assignment by facsimile, or by e-mail in the form of a scanned attachment, shall be sufficient for all purposes and shall be binding on any person who so executes.

5. Interpretation.

5.1 This Assignment shall be governed by and construed in accordance with the laws of the State of Delaware (without reference to conflict of laws principles).

5.2 Captions, numbering and headings of Sections in this Assignment are for convenience of reference only and shall not be considered in the interpretation of this Assignment.

5.3 Whenever required by the context, the singular shall include the plural, the neuter gender shall include the male gender and female gender, and vice versa.

5.4 No modification of this Assignment shall be valid or effective unless the same is in writing and signed by the parties hereto. No purported waiver of any of the provisions of this Assignment shall be valid or effective unless the same is in writing and signed by the party against whom it is sought to be enforced.

[signatures appear on following page]

IN WITNESS WHEREOF, Assignor, Assignee, and the Company have executed this Assignment as of the date first above written.

ASSIGNOR:

HOLLYWOOD MEDIA CORP.,
a Florida corporation

By :		/s/ Robert D. Epstein
Robert D. Epstein
Chairman, Special Committee of Directors, on behalf of Special Committee, as Authorized Representative of Hollywood Media Corp.

ASSIGNEE:

BASELINE HOLDINGS LLC,
a Delaware limited liability company

By:		/s/ Mitchell Rubenstein
Mitchell Rubenstein, member

By:		/s/ Laurie S. Silvers
Laurie S. Silvers, member

THE COMPANY:

PROJECT HOLLYWOOD LLC,
a Delaware limited liability company
(solely as to Section 2)

By:		Baseline Holdings LLC, Managing Member

	By:	/s/ Mitchell Rubenstein
Name: Mitchell Rubenstein
Title: Managing Member

/s/ Mitchell Rubenstein
Mitchell Rubenstein
(solely as to Section 2(i) of attached Schedule A)

/s/ Laurie S. Silvers
Laurie S. Silvers
(solely as to Section 2(ii) of attached Schedule A)

Signature Page - Assignment from Hollywood Media Corp. to Baseline Holdings LLC

SCHEDULE A

The Purchase Price shall be paid as follows:

1.	$1,230,500 in cash by Assignee to Assignor within two (2) business days following the date hereof;

2.	$569,500 as follows:

i.	Mitchell Rubenstein, an equity holder of Assignee, hereby waives his right to receive any principal and interest received after the date of this Agreement by Assignor on account of the Second Lien Credit, Security and Pledge Agreement, dated as of December 15, 2010, pursuant to which Key Brand Entertainment Inc. is obligated to pay to Assignor $8,500,000 of principal plus interest (the “Theatre Direct Credit Agreement”) (as of the date hereof, Mr. Rubenstein has the right to receive 4.76% of the principal, or $404,600, and interest on account of the Theatre Direct Credit Agreement); and

ii.	Laurie S. Silvers, an equity holder of Assignee, hereby waives her right to receive any principal and interest received after the date of this Agreement by Assignor on account of the Theatre Direct Credit Agreement (as of the date hereof, Ms. Silvers has the right to receive 1.94% of the principal, or $164,900, and interest on account of the Theatre Direct Credit Agreement).